Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form S-4 of our report dated April 11, 2008, on our audits of the consolidated financial statements of 1st Independence Financial Group, Inc.  We also consent to the references to our firm under the caption “Independent Registered Public Accounting Firms and Experts.”

BKD, LLP
/s/ BKD, LLP

Louisville, Kentucky

June 25, 2008